Exhibit 99.2

Execution Version

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on March 6, 2023, by and between Mesa Air Group, Inc., a Nevada corporation (the “Issuer”), and United Airlines, Inc., a Delaware corporation (“Subscriber”).

WHEREAS, on December 27, 2022, Issuer, Mesa Airlines, Inc., a Nevada corporation, and United entered into that certain Third Amended and Restated Capacity Purchase Agreement (“A&R CPA”), pursuant to which, among other matters, as part of the consideration of, and as a material inducement to United to execute and deliver the A&R CPA, Issuer agreed to issue to United 10.0% of the total shares outstanding, calculated on a fully diluted basis immediately after such issuance, of the Issuer’s common stock, no par value per share (the “Common Stock”), as contemplated by and in the terms set forth in Exhibit R to the A&R CPA;

WHEREAS, on January 13, 2023 (the “Issuance Date”), the Issuer issued to Subscriber 4,042,061 shares (the “Acquired Shares”) equal to approximately (and slightly less than) 10.0% of the Issuer’s total shares outstanding and the parties desire to memorialize the terms and conditions of the issuance of the Acquired Shares;

WHEREAS, the Issuer and Subscriber are executing and delivering this Subscription Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, for good, valid and sufficient consideration, the receipt, validity and sufficiency of which are hereby acknowledged by the parties, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for the Acquired Shares (such subscription and the related issuance, the “Subscription”), effective upon the Issuance Date.

2.           Issuance.

(a)
The Issuer represents and warrants that, on the Issuance Date, the Issuer delivered to Subscriber (1) the Acquired Shares in book entry form, free and clear of any liens, encumbrances or other restrictions whatsoever (other than those arising under state or federal securities laws or imposed by Subscriber), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (2) a copy of the records of the transfer agent of the Issuer (the “Transfer Agent”) showing Subscriber as the owner of the Acquired Shares on and as of the Issuance Date (the “Subscriber’s Deliveries”).

(b)
Upon the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber and the Issuer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to reasonably assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable under applicable legal requirements to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Subscription Agreement.

3.            Issuer Representations and Warranties. The Issuer represents and warrants to Subscriber as of the Issuance Date and as of the date of this Agreement that:

(a)
The Issuer and each of its subsidiaries is duly incorporated or formed (as applicable), validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable), with all corporate, limited liability company, partnership or other entity power and authority to own, lease and operate its properties and conduct its business as presently conducted and, with respect to the Issuer, to enter into, deliver and perform its obligations under this Subscription Agreement. Except where such noncompliance would not reasonably be expected to constitute an Issuer Material Adverse Effect, the Issuer and each of its subsidiaries is duly qualified to do business as a foreign corporation and, to the extent applicable, in good standing, in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business required such qualification. For purposes of this Subscription Agreement, an “Issuer Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Issuer and its subsidiaries and affiliates, taken together as a whole (on a consolidated basis), that, would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Issuer and its subsidiaries, taken together as a whole (on a consolidated basis) or the Issuer’s ability to consummate the transactions contemplated by this Subscription Agreement, including the issuance and sale of the Acquired Shares.

(b)
The Acquired Shares have been duly authorized, validly issued, fully paid and are non-assessable and free and clear of all liens, encumbrances or other restrictions (except as otherwise stated herein) and have not been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws (each, as amended) or under the laws of the State of Nevada or otherwise.

(c)
This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Subscriber, this Subscription Agreement is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d)
The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Acquired Shares by the Issuer, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer (or any of its subsidiaries or affiliates) is a party or by which the Issuer (or any of its subsidiaries or affiliates) is bound or to which any of the property or assets of the Issuer (or any of its subsidiaries or affiliates) is subject; (ii) the organizational documents of the Issuer (or any of its subsidiaries or affiliates); or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, which would reasonably be expected to have an Issuer Material Adverse Effect.

(e)
The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, the Issuer (or any of its subsidiaries or affiliates) is a party or by which the properties or assets of the Issuer (or any of its subsidiaries or affiliates) are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Issuer (or any of its subsidiaries or affiliates), or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(f)
The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other Person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than, as applicable, (i) the filing with the Commission of the Registration Statement (as defined below); (ii) filings required by applicable state securities laws; (iii) those required by Nasdaq; (iv) any filing, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect and (v) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act.

(g)
Assuming the accuracy of the representations and warranties of Subscriber as set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber in the manner contemplated by this Subscription Agreement. The Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(h)
The board of directors of the Issuer has taken all necessary action, and will in the future take any necessary action, to ensure that the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby, will be exempt from any anti-takeover or similar provisions of the Issuer’s organizational documents, and any other provisions of any applicable “moratorium”, “control share”, “fair price”, “interested stockholder” or other anti-takeover laws and regulations of any jurisdiction, whether existing on the date hereof or implemented after the date hereof. The Issuer has taken all actions necessary, and will in the future take any necessary action, to render any stockholders’ rights plan of the Issuer inapplicable to this Agreement and the consummation of the transactions contemplated hereby and thereby.

(i)
Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, there is no (i) investigation, action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer, threatened against the Issuer, or (ii) judgment, decree, injunction, ruling or order of any governmental authority outstanding against the Issuer.

(j)	The Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares.

(k)
The Issuer is not, and immediately after receipt of payment for the Acquired Shares, will not be, an “investment company” or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(l)
As of their respective filing dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports required to be filed by the Issuer with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date thereof, there are no material outstanding or unresolved comments in comment letters received by the Issuer from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. The financial statements of the Issuer and its subsidiaries included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, and fairly present in all material respects the financial position of the Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. The Issuer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) that are designed to provide reasonable assurance that material information relating to the Issuer, including its subsidiaries, that is required to be disclosed by the Issuer in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the Commission and that such material information is communicated to the Issuer’s management to allow timely decisions regarding required disclosure.

(m)
As of the date hereof, the authorized share capital of the Issuer consists of 125,000,000 shares of Common Stock and 5,000,000 preferred shares, no par value per share (“Preferred Shares”).  As of the date hereof: (i) 36,378,550 shares of Common Stock and no Preferred Shares were issued and outstanding (excluding the Acquired Shares); (ii) 4,899,497 warrants, each exercisable to purchase one share of Common Stock at a purchase price of $3.98 per share, were issued and outstanding (the “Warrants”); (iii) no Common Stock was subject to issuance upon exercise of outstanding options and (iv) all issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to and were not issued in violation of any preemptive rights and all outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to and were not issued in violation of any preemptive rights.

(n)
The Issuer does not have any subsidiaries other than the subsidiaries listed on Exhibit 21.1 to the Issuer’s Form 10-K filed with the Commission on December 29, 2022. Except as described in the SEC Reports, the Issuer, directly or indirectly, owns of record and beneficially, free and clear of all liens, all of the issued and outstanding Equity Securities (as defined below) of each of its subsidiaries.

(o)
Neither the Issuer nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Acquired Shares.

(p)
The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq. The Issuer has taken no action that is designed to terminate the registration of the Common Stock under the Exchange Act.

(q)
The Issuer represents and warrants that none of its officers or directors is (i) a Person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, or the United Kingdom (collectively, the “Sanctions Lists”), (ii) directly or indirectly owned or controlled by, or acting on behalf of, a Person, that is named on a Sanctions List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Issuer agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Issuer is permitted to do so under applicable law. The Issuer also represents that, to the extent required under applicable law, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the Sanctions Lists.

(r)
None of the Issuer, its subsidiaries or any of their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.

(s)
Except where such non-compliance, default or violation could not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect, (i) the Issuer is in compliance with all applicable laws, including without limitation, Requirements of Environmental Law (as herein defined), Anti-Corruption Laws (as herein defined), all applicable laws relating to U.S.  federal and state taxes and Non U.S. taxes, all applicable laws relating to labor and employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of all employee benefit plans (as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended, that are maintained or sponsored by the Issuer or its subsidiaries for the benefit of their respective current or former employees and with respect to which the Issuer or its subsidiaries have any liability, and (ii) has not received within the past three years any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law. For purposes of this Subscription Agreement “Anti-Corruption Laws” means any applicable laws in any jurisdiction relating to corruption and bribery, including the FCPA, the UK Bribery Act 2010, and any similar law that prohibits bribery or corruption and “Requirements of Environmental Law” means all requirements imposed by any law  rule, regulation, or order of any governmental authority which relate to (i) the environment, (ii) the preservation or reclamation of natural resources or (iii) the generation, management, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation of any waste, substance, product or material defined or regulated as “hazardous” or “toxic” by any applicable law, rule, regulation or order, including petroleum and any fraction thereof, and any radioactive materials and waste..

4.            Subscriber Representations and Warranties.  Subscriber represents and warrants to the Issuer as of the Issuance Date and as of the date of this Agreement that:

(a)
Subscriber has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)
This Subscription Agreement has been duly authorized, executed and delivered by Subscriber and, assuming that this Subscription Agreement has been duly authorized, executed and delivered by the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

(c)
The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither the Issuer nor any of its affiliates, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

(d)
The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) Subscriber’s organizational documents or under any law, rule, regulation, agreement or other obligation by which Subscriber is bound; and (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of their respective properties, that would reasonably be expected to have a material adverse effect on the ability of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”).

(e)
Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is a “qualified institutional buyer” or an “accredited investor” and is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “accredited investor” and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares, unless such newly formed entity is an entity in which all of the equity owners are “accredited investors” (within the meaning of Rule 501(a) under the Securities Act).

(f)
Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber understands that it is acquiring its entire beneficial ownership interest in the Acquired Shares for Subscriber’s own account for investment purposes only and not with a view to any distribution of the Acquired Shares in any manner that would violate the securities laws of the United States or any other jurisdiction. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) pursuant to offers and sales that occur in an “offshore transaction” within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act (“Rule 144”), provided that all of the applicable conditions thereof (including those set out in Rule 144(i) which are applicable to the Issuer) have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, including pursuant to a private sale effected under Section 4(a)(7) of the Securities Act or applicable formal or informal Commission interpretation or guidance, such as a so-called “4(a)(1½)” sale, and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber understands and agrees that the Acquired Shares will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.  By making the representations herein, Subscriber does not agree to hold any of the Acquired Shares for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Acquired Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(g)	Subscriber acknowledges and agrees that the book-entry position representing the Acquired Shares will bear or reflect, as applicable, a legend substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY NOT BE OFFERED, RESOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF BY THE HOLDER ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT EXCEPT (I) TO THE ISSUER OR A SUBSIDIARY THEREOF, (II) TO NON-U.S. PERSONS PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, SUBJECT TO THE OWNERSHIP RESTRICTIONS SET FORTH IN THE SECOND AMENDED AND RSTATED ARTICLES OF INCORPORTION OF MESA AIR GROUP, INC., OR (III) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION.”

(h)
Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no, and in purchasing the Acquired Shares, Subscriber is not relying on any, representations, warranties, covenants or agreements made to Subscriber by the Issuer, its subsidiaries or any of their affiliates or any control Persons, officers, directors, partners, agents or representatives, or any other Person, expressly or by implication, other than those representations, warranties, covenants and agreements expressly stated in Section 3 of this Subscription Agreement and Section 9.1 of the A&R CPA.

(i)
To the extent applicable to it, Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of ERISA, section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(j)
In making its decision to purchase the Acquired Shares, Subscriber represents that it has conducted and completed its own independent due diligence, to the extent deemed appropriate by Subscriber, and has independently made its own analysis and decision with respect to the Subscription. Subscriber further represents that, except for the representations, warranties, covenants and agreements made by the Issuer herein, it is relying exclusively on its own sources of information, investment analysis and due diligence, to the extent deemed appropriate by Subscriber (including professional advice Subscriber deems appropriate) with respect to the Subscription, the Acquired Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Subscriber acknowledges and agrees that it has received, reviewed and understood the offering materials made available to it in connection with the Subscription and such other information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information from the Issuer directly as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. However, neither any such inquiries, nor any due diligence investigation conducted by Subscriber or any of Subscriber’s professional advisors nor anything else contained herein, shall modify, limit or otherwise affect Subscriber’s right to rely on the Issuer’s representations, warranties, covenants and agreements contained in this Subscription Agreement.

(k)
Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person (including, without limitation, the Issuer or any of its affiliates or any control Persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer contained in Section 3 of this Subscription Agreement and Section 9.1 of the A&R CPA, in making its investment or decision to invest in the Issuer.

(l)
Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means.

(m)
Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial, business and private equity matters as to be capable of evaluating the merits and risks of an investment, both in general and with regard to transactions and investment strategies involving a security or securities, including Subscriber’s investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

(n)
Subscriber represents and acknowledges that, alone, or together with any professional advisor(s), Subscriber has analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

(o)
Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

5.            Preemptive Rights.

(a)
To the extent permitted under Nasdaq rules, the Issuer hereby grants to Subscriber the right to purchase its Pro Rata Portion of any Equity Securities (other than any Excluded Securities) that the Issuer (or any of its subsidiaries) may from time to time propose to issue or sell to any Person. To the extent stockholder approval is required under the Nasdaq rules for the issuance or sale of Equity Securities as provided in this Section 5 the Issuer may issue or sell Equity Securities to such other Persons prior to obtaining such stockholder approval; provided that the Issuer shall use its reasonable best efforts to obtain such approval; and provided further that, after receipt of such stockholder approval, the Issuer shall issue or sell the Equity Securities (if any) that Subscriber has irrevocably elected to purchase to Subscriber, on the terms set forth in the relevant Issuance Notice. For purposes of this Subscription Agreement, (A) “Equity Securities” means (i) any common stock issued by the Issuer or any of its subsidiaries, (ii) any preferred stock of the Issuer or any of its subsidiaries, and (iii) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, common or preferred stock issued by the Issuer or any of its subsidiaries, (B) “Excluded Securities” means Equity Securities issued in connection with: (i) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (ii) any acquisition by the Issuer or any of its subsidiaries of the stock, assets, properties or business of any Person; (iii) a stock split, stock dividend or any similar recapitalization; or (iv) any issuance of warrants or other similar rights to purchase Issuer Common Stock to lenders or other institutional investors in any arm’s length transaction providing debt financing to the Issuer or any of its subsidiaries, and (C) “Pro Rata Portion” means, with respect to Subscriber, on any issuance date for Equity Securities, the number of Equity Securities equal to the product of (i) the total number of Equity Securities to be issued by the Issuer or any of its subsidiaries on such date and (ii) the fraction determined by dividing (x) the number of shares of Common Stock of the Issuer owned by Subscriber immediately prior to such issuance by (y) the total number of shares of Common Stock of the Issuer outstanding on such date immediately prior to such issuance.

(b)
The Issuer shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 5(a) to Subscriber within five (5) business days following any meeting of the Issuer’s Board of Directors (or similar governing body of the applicable subsidiary) at which any such issuance or sale is approved or, if the approval of the Issuer’s Board of Directors (or similar governing body of the applicable subsidiary) is not required in connection with such issuance or sale, no less than ten (10) business days prior to the date of the proposed issuance or sale. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase Equity Securities (subject to any obligations of confidentiality with such prospective purchaser that would prevent disclosure of such written offer; provided that the Issuer shall provide to United a redacted copy of such offer to the extent permissible under the terms of such confidentiality agreement and shall use commercially reasonable efforts to seek a waiver and consent from the applicable person to share such offer with United) and shall set forth the material terms and conditions of the proposed issuance, including:

(i)          the number and class of the Equity Securities to be issued and the percentage of the outstanding shares of capital stock of the Issuer such issuance would represent;

(ii)          the proposed issuance date, which shall be at least ten (10) business days from the date of the Issuance Notice; and

(iii)        the proposed purchase price per Equity Security.

(c)
Subscriber shall for a period of ten (10) Business Days following the receipt of an Issuance Notice have the right to elect irrevocably to purchase its Pro Rata Portion of the Equity Securities at the purchase price set forth in the Issuance Notice by delivering a written notice to the Issuer. If, at the termination of such ten (10) business day period, Subscriber shall not have delivered such notice to the Issuer, Subscriber shall be deemed to have waived all of its rights under this Section 5 with respect to the purchase of such Equity Securities. The closing of any purchase by Subscriber shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however, that the closing of any purchase by Subscriber may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to obtain any required approval or consent of a governmental authority or any other third party (and the Issuer and Subscriber shall use their respective reasonable best efforts to obtain such approvals).

(d)
Upon the expiration of the ten (10) business day period described in Section 5(c), the Issuer (or its subsidiary) shall be free, for a period of ninety (90) days, to sell such Equity Securities that Subscriber has not elected irrevocably to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to Subscriber in the Issuance Notice delivered in accordance with Section 5(c). If the proposed sale is not so consummated within such ninety (90) days period, the Equity Securities proposed to be sold may not be sold unless the Issuer again complies with this Section 5.

6.            Miscellaneous.

(a)
Each party hereto acknowledges that the other party hereto and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement.

(b)
Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(c)
This Subscription Agreement may not be transferred or assigned without the prior written consent of the other party hereto, and any such attempted transfer or assignment shall be void; provided that Subscriber has the right assign or otherwise transfer its rights, benefits and obligations under this agreement to any its affiliates without the prior consent of Issuer; provided, however, that no assignment of this Subscription Agreement shall relieve the assigning party of any liability or obligation under this Subscription Agreement.

(d)
All of the representations and warranties contained in this Subscription Agreement shall survive the date of this Agreement. All of the covenants and agreements made by each party in this Subscription Agreement shall survive the date of this Agreement until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.

(e)
The Issuer may request from Subscriber such additional information as the Issuer may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Issuer agrees to keep any such information provided by Subscriber confidential.

(f)	This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each of the parties hereto.

(g)
This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(h)
Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)
If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j)
This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(k)	Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated by this Subscription Agreement.

(l)
Except as otherwise provided in this Subscription Agreement, the Issuer shall be solely responsible for the fees of the Transfer Agent and stamp taxes associated with the issuance of the Acquired Shares.

(m)
Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such party may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five (5) business days after the date of mailing to the address below or to such other address or addresses as such party may hereafter designate by notice given hereunder:

if to Subscriber, to such address or addresses set forth on the signature page hereto;

if to the Issuer, to:

Mesa Air Group, Inc.
410 N. 44th Street
Suite 700
Phoenix, AZ 85008
Attention: President (with a copy to General Counsel)
Facsimile No.: (602) 685-4350
E-mail: michael.lotz@mesa-air.com, brad.rich@mesa-air.com, brian.gillman@mesa-air.com if to Subscriber, to:

United Airlines Inc.
233 S. Wacker Drive
Chicago, Illinois 60606
Attention:    Senior Vice President and General Counsel
Email:          bob.rivkin@united.com

with a required copy to (which copy shall not constitute notice):

Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Attention:      Kevin P. Lewis
Atman Shukla
Email:           klewis@sidley.com
ashukla@sidley.com

(n)
The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(o)
This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6(m) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6(o).

(p)
The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  Unless the context otherwise requires; (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Subscription Agreement; (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with generally accepted accounting principles; (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter; (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, (v) the word “or” shall not be exclusive, (vi) “business day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, are open for the general transaction of business and “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.”

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Mesa Air Group, Inc.

By:	/s/ Mike Lotz
Name:	Mike Lotz
Title:	President

Date: March 6, 2023

[Signature Page to Subscription Agreement]

United Airlines, Inc.

By:	/s/ Jonathan Ireland
Name:	Jonathan Ireland
Title:	SVP, Finance

Subscriber’s EIN:	74-2099724

Address:	233 S. Wacker D
Chicago, IL 60606
Attn: Senior Vice President – United Express

Date: March 6, 2023

[Signature Page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

	1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

	2.	☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	ACCREDITED INVESTOR STATUS (Please check each of the following subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor”.

	2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box)
SUBSCRIBER:

	☐	is:

	☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below that apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐ An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;

[Schedule A to Subscription Agreement]

☐ An investment adviser relying on the exemption from registering with the Securities and Exchange Commission under section 203(l) or (m) of the Investment Advisers Act of 1940;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of the Securities Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

☐ A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐ Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act;

☐ An entity, of a type not listed in any of the foregoing paragraphs, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐ A “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1): (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

[Schedule A to Subscription Agreement]

☐ A “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1), of a family office meeting the requirements in the foregoing paragraph and whose prospective investment in the issuer is directed by such family office pursuant to clause (iii) in the foregoing paragraph;

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000.  For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

[Schedule A to Subscription Agreement]